Exhibit 99


FOR IMMEDIATE RELEASE                     For more information
                                          contact:
                                          John I. Taylor
                                          (847) 391-8181


                 ZENITH ELECTRONICS CEO MOSCHNER RESIGNS;
            PETER S. WILLMOTT NAMED INTERIM PRESIDENT AND CEO

   GLENVIEW, ILL. July 24 -- Albin F. Moschner, president and chief executive officer of Zenith Electronics Corporation resigned today, the company announced.

   Peter S. Willmott, 59, former president and chief operating officer of Federal Express Corp. (now known as FedEx), as well as a member of Zenith's board for the past six years, was named interim president and chief executive officer. A search led by Mr. Willmott and the board is being undertaken for Mr. Moschner's successor.

   In a statement being issued to Zenith employees worldwide, Willmott said:
"Al Moschner has led the company through a difficult transition period, securing new capital, streamlining the manufacturing process, creating new distribution and logistics systems, and establishing a presence in additional international markets. As a result, Zenith has become a much more competitive organization, positioned for new initiatives.

   "Our goal now is to find a successor capable of building on these strengths, while providing dynamic new leadership that focuses on energizing our engineer-ing, research and development efforts, expanding our promising network system capabilities, and continuing to execute our strategies in consumer electronics and CRT," added Willmott.

   "It has been a privilege to serve Zenith shareholders, customers and employees worldwide. We have had to deal with extraordinary challenges in the past few years, but together we made significant progress. I believe that Zenith has a bright future. I wish you all well as I pursue my own personal business interests," Moschner said.

   Moschner came to Zenith in 1991 from Control Data Corp., where he served as chief operating officer of ETA Systems, its supercomputer subsidiary. He previously served as chief operating officer of Tricord Systems and also served 14 years with IBM in a series of engineering and manufacturing positions. He had served as chief executive officer of Zenith since February of 1995.

   In addition to serving in senior executive roles at Federal Express, Willmott has served as chairman and chief executive officer of Carson Pirie Scott & Co., a leading retailer. He currently holds executive positions as chief executive officer of Willmott Services, Inc., as well as serving as the non-executive chairman of MacFrugal's Inc.

   In November of last year, LG Electronics, a Korea-based global manufacturer and marketer of electronic products whose best known brand name is GoldStar, purchased a majority stake in Zenith.

   Zenith has recently announced a series of new products, including Internet-compatible TVs scheduled for introduction this fall, and is a leading player in the development of High Definition Television (HDTV).

   Zenith Electronics Corporation based in Glenview, Ill. has been a leader in electronics for more than 75 years. Zenith's core business -- Consumer Electronics and Network Systems -- is at the center of the company's digital strategy, which includes interactive television, digital video disc (DVD) players, digital and wireless cable, data modem and HDTV systems.

                                 # # #